Exhibit 10.12

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement is made as of the 3rd day of June, 1999, by and among RABBIT HILL HOLDINGS, INC., a Delaware corporation (“RHH”), RABBIT HILL INTERMEDCO, INC., a Delaware corporation (“Intermedco”), RABBIT HILL OPERATIONS, INC., a Delaware corporation (“Operations”), JOHNSTOWN AMERICA CORPORATION, a Delaware corporation (“JAC”), FREIGHT CAR SERVICES, INC., a Delaware corporation (“FCS”), JAIX LEASING COMPANY, a Delaware corporation (“JAIX”) and JAC PATENT COMPANY, a Delaware corporation (“Patent” -JAC, FCS, JAIX and Patent are herein referred to as the “Companies”, and each as a “Company”, and the Companies, Intermedco and Operations are herein referred to as the “Contracting Parties”).

BACKGROUND

A. RHH owns all the capital stock of Intermedco, which own all the capital stock of Operations, which owns all the capital stock of JAC, FCS and JAIX. JAC owns all the capital stock of Patent.

B. The Companies are engaged in the business of developing, manufacturing, selling, distributing and leasing railcars and related products and may in the future be engaged in additional lines of business (collectively, the “Business”).

C. To insure that Intermedco, Operations and the Companies are managed prudently and efficiently, the Contracting Parties desire to retain RHH to assist with the supervision and management of the Business of the Contracting Parties, to provide general management oversight and financial consultation, and such other services with respect to which the Contracting Parties and RHH shall mutually agree from time to time.

AGREEMENT

In consideration of the foregoing background and of the mutual covenants, conditions, and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Management. Intermedco, Operations and each of the Companies, jointly and severally, hereby retain RHH, and RHH hereby agrees, to assist the Contracting Parties by providing them with general oversight and supervision of each of them and their Business, and to provide such additional services as shall, from time to time, be established by mutual agreement between RHH and the Contracting Parties. In furtherance thereof, and upon request, RHH (i) shall provide input and direction to the creation and implementation of long-range corporate and strategic plans, (ii) shall periodically review the general financial operation and performance of the Companies, and (iii) shall evaluate different strategies for capitalization of the Companies. From time to time, RHH shall report to the Board of Directors of each of the Contracting Parties on its activities, and, upon request, shall prepare a written report to each of the Contracting Parties (collectively, “Management Services”).

2. Compensation of Manager; Subordination. In consideration of the Management Services provided hereunder, the Contracting Parties, jointly and severally hereby agree to pay to RHH a management fee equal, in the aggregate, to Three Hundred and Fifty Thousand Dollars ($350,000.00) per year (the “Management Fee”), payable in four (4) equal consecutive quarterly installments, within fifteen (15) days after the first day of each calendar quarter; provided, however, that to the extent the Contracting Parties, or any of them, shall have paid to Camillo M. Santomero, III, (“Santomero”), or his designee, all or any portion of the Annual Base Fee as described in that certain management agreement executed this date by the Contracting Parties, or some of them, and Santomero, then the Contracting Parties shall receive a credit hereunder, with respect to the calendar quarter to which such payment made to Santomero relates, in an amount equal to the amount so paid to Santomero. To the extent any portion of the Management Fee is not paid when due, the unpaid portion shall bear interest at the rate of fifteen percent (15%) per annum, compounded from the date owing through the date paid.

3. Term.

3.1 Unless sooner terminated as provided in Section 3.2, this Agreement shall commence on the date first above written (the “Commencement Date”) and shall remain in effect for a term of eight (8) years, and, unless terminated by ninety (90) days written notice from one party to the other prior to the termination of the then current term, shall continue in effect from year to year thereafter.

3.2 This Agreement may be terminated under the following circumstances:

(a) by RHH on sixty (60) days written notice; or

(b) by either RHH or the Contracting Parties on ten (10) days written notice in the event of a Default by the other party;

3.3 Termination of this Agreement shall not affect the rights and responsibilities which may have arisen or accrued prior to the date of termination.

4. Warranties and Covenants.

4.1 The Contracting Parties hereby represent and warrant to RHH as follows: (i) each of the Contracting Parties is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to conduct its business and to delegate to RHH the responsibilities delegated hereunder; and (ii) this Agreement has been duly authorized by the Board of Directors of each of the Contracting Parties, and the execution hereof and the performance by the Contracting Parties hereunder does not and will not violate any provision of the Certificate of Incorporation or by-laws of any of the Contracting Parties, or any statute, regulation, court or administrative order or any agreement, contract or lease to which any of the Contracting Parties is a party, and there are no third parties who must consent to the execution of this Agreement by any of the Contracting Parties.

4.2 During the term of this Agreement, each of the Contracting Parties covenants and agrees that it will do the following: (i) to the extent consistent with the delegation of duties and responsibilities to RHH hereunder, assist RHH in all matters contemplated herein, so that the terms of this Agreement can be effected; (ii) promptly given written notice to RHH of the occurrence of any event which would cause any representation or warranty in Section 4.1. to be untrue at any time, or which would constitute a Default hereunder; (iii) maintain its corporate existence and comply with all applicable statutes, rules and regulations with respect thereto.

5. Default.

5.1 The occurrence of one or more of the following events after the Commencement Date shall constitute a default by or relating to the Contracting Parties (“Company Default”) hereunder:

(a) Any of the Contracting Parties becoming insolvent or unable to pay its debts as they mature, or filing a voluntary petition or suffering any involuntary petition to be filed against it under any provisions of any State or federal bankruptcy or insolvency statute, or making an assignment for the benefit of its creditors, or applying for or permitting the appointment of a receiver for its assets;

(b) Any of the Contracting Parties’ failure to pay the Management Fee or any other amount owing to RHH hereunder when due; or

(c) If any representation or warranty made in connection with this Agreement becomes false or erroneous in any material respect, or if any of the Contracting Parties shall breach any term of this Agreement.

5.2 The occurrence of one or more of the following events after the Commencement Date shall constitute a default by or relating to RHH (“RHH Default”) hereunder:

(a) RHH’s becoming insolvent or unable to pay its debts as they mature, or filing a voluntary petition or suffering any involuntary petition to be filed against it under any provisions of any state or federal bankruptcy or insolvency statute, or making an assignment for the benefit of its creditors, or applying for or permitting the appointment of a receiver for its assets; or

(b) RHH’s failure to discharge substantially its responsibilities hereunder, and the continuance of such failure after RHH shall have received written notice thereof from the Company, and a reasonable opportunity to cure such failure.

5.3 (a) Upon the occurrence of a Company Default hereunder, if RHH elects to terminate its responsibilities hereunder, RHH shall be entitled to collect, and the Contracting Parties shall pay to RHH, immediately upon demand, an amount equal to all damages suffered by RHH as a result of such breach; or

(b) Upon the occurrence of an RHH Default hereunder, the Contracting Parties may, at their option, terminate RHH’s responsibilities hereunder, whereupon the Contracting Parties’ obligation to pay the Management Fee, to the extent accruing after the date of termination, shall cease.

6. Miscellaneous

6.1 At the termination of this Agreement, whether or not at the end of the term hereof, RHH shall cooperate with the Contracting Parties to effect an orderly transition of the responsibilities of RHH hereunder to the Contracting Parties or their designee.

6.2 The Contracting Parties acknowledge that RHH is not obligated to limit itself to the management of the Contracting Parties, or any of their affiliates, and acknowledges that RHH may render similar services to other companies, some of which may be competitors of the Contracting Parties.

6.3 Any failure by either the Contracting Parties or RHH to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time, or from time to time thereafter.

6.4 If any provision of this Agreement shall for any reason be held to be invalid or unenforceable in any jurisdiction in which it is sought to be enforced, such invalidity and unenforceability shall not affect any other provision hereof and it shall be construed as if such invalid or unenforceable provision were omitted.

6.5 This Agreement, including this Section 6.5 may be amended only in writing executed by all of the parties hereto.

6.6 All agreements, warranties and covenants made by the Contracting Parties and RHH herein shall continue as long as this Agreement shall remain in effect.

6.7 Section headings are for reference purposes only and shall not be utilized in the interpretation of the Agreement.

6.8 Any notice required under this Agreement to be sent by one party to the other shall be personally delivered or sent by certified mail, return receipt requested, or by nationally recognized overnight delivery service, postage or fees prepaid, to the following addresses:

If to the Contracting Parties:	Rabbit Hill Operations, Inc. c/o Johnstown America Corporation 17 Johns Street Johnstown, PA 15901 Attention: President Telecopy No.: (814) 533-5010

If to RHH:	Rabbit Hill Holdings, Inc. Rabbit Hill Sarles Street Mount Kisco, NY 10540 Telecopy No.: (914) 666-8378 Attention: Mr. Camillo M. Santomero, III

With a copy to:	George J. Hartnett, Esquire White and Williams LLP 1800 One Liberty Place Philadelphia, PA 19103 Telecopy No.: (215) 864-7123

The aforementioned addresses may be changed upon written notice to all parties.

6.9 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

6.10 This Agreement shall not create any rights, or confer any benefits, upon any persons or entities not a party hereto.

6.11 This Agreement is personal to the parties and, except as set forth in Section 2 hereof, may not be assigned or otherwise transferred except that any of the

Contracting Parties or RHH may assign its rights to an affiliate, provided, however, that in such event, the Assignor shall remain liable for its obligations hereunder.

6.12 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Executed as of the date first above written.

RABBIT HILL HOLDING, INC.

/s/ Rabbit Hill Holding, Inc

RABBIT HILL OPERATIONS, INC.

/s/ Rabbit Hill Operations, Inc.

RABBIT HILL INTERMEDCO, INC.

/s/ Rabbit Hill Intermedco, Inc.

JOHNSTOWN AMERICA CORPORATION

/s/ Johnstown America Corporation

(signatures continued on page 7)

(signatures continued from page 6)

FREIGHT CAR SERVICES, INC.

/s/ Freight Car Services, Inc.
Name:
Title:

JAIX LEASING COMPANY

/s/ Jaix Leasing Company
Name:
Title:

JAC PATENT COMPANY

/s/ Jac Patent Company
Name:
Title: